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                                                                    Exhibit 1.1.


The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


               (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)

     (A joint stock limited company incorporated in the People's Republic of China with limited liability)


                               (Stock code: 670)


                         PURCHASE OF FIVE A319 AIRCRAFT
                            DISCLOSEABLE TRANSACTION

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On 16th March, 2005, the Company entered into the Aircraft Purchase Agreement with Airbus SAS, pursuant to which the Company has agreed to purchase five A319 aircraft (with engines) from Airbus SAS. The Aircraft Purchase Agreement constitutes a discloseable transaction of the Company under the Listing Rules as applied by the Stock Exchange. The Company will issue and despatch to its shareholders a circular containing details of the Aircraft Purchase Agreement in compliance with Rule 14.38 of the Listing Rules.
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AIRCRAFT PURCHASE AGREEMENT

On 16th March, 2005, the Company entered into the Aircraft Purchase Agreement with Airbus SAS, pursuant to which the Company has agreed to purchase the Aircraft from Airbus SAS in accordance with the terms and conditions thereof.

To the best of the Directors' knowledge, information and belief having made all reasonable enquiry, Airbus SAS and its ultimate beneficial owner(s) are third parties independent of the Company and connected persons (as defined in the Listing Rules) of the Company, and are not connected persons of the Company.

Aircraft to be acquired : The Aircraft (i.e. five A319 aircraft (with engines))

                          The asset value of each of the Aircraft (as determined based on the relevant 2000 price catalog of Airbus
                          SAS) is approximately RMB380 million (approximately HK$350 million), and the total asset value of the Aircraft amounts in aggregate to approximately RMB1,900 million (approximately HK$1,770 million). The Company has not conducted any independent valuation on the Aircraft.

Consideration and       : The aggregate consideration for the Aircraft to be
  payment terms           purchased by the Company pursuant to the Aircraft
                          Purchase Agreement

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                          (which was determined as a matter of commercial
                          decision after arm's length negotiations) is less than the total asset value of the Aircraft as stated above. The relevant "percentage ratio" calculated under Rule
                          14.07 of the Listing Rules is more than 5% but less than 25%, thus the transaction constitutes a discloseable transaction of the Company.

                          The consideration is payable by cash in United States dollars in instalments, and is being funded principally by way of financing arrangements with banking institutions.

Delivery                : The Aircraft are expected to be delivered to the
                          Company in stages from February 2006 to July 2007.


GENERAL

The Company and         : The Company is principally engaged in the business of
  Airbus SAS              civil aviation.

                          Airbus SAS, to the Directors' knowledge, is principally engaged in the business of manufacturing and selling commercial aircraft.

Reasons for entering    : The Aircraft being acquired from Airbus SAS will be
  into the transaction    introduced to the Company's fleet, principally to
  and benefits            cater for the increasing market demand in the
  expected to accrue      foreseeable future. A319 aircraft, among Airbus SAS'
  to the Company          A320 series, are installed with equipment for hault
                          and high operations, and are well-tailored to serve routes over plateau areas and hault and high routes.
                          The Aircraft being acquired by the Company are therefore expected to be beneficial to the Company and its business pursuits, particularly in developing such routes. The Directors believe that the Aircraft will also be able to provide more comfortable, convenient and high quality services to the Company's passengers, enhancing its operating capability and strengthening its safety administration in the aviation industry, both domestic and international alike.

                          As mentioned above, the consideration is being funded principally by way of financing arrangements with banking institutions. The transaction may therefore result in an increase in the Company's short-term debt-to-equity ratio, but is not expected to impact on the Company's cash-flow position or its business operations.

                          The transaction contemplated under the Aircraft Purchase Agreement has recently been approved by the relevant regulatory authority(ies) in the People's Republic of China in compliance with the relevant regulatory requirements. The Directors believe that the terms of the Aircraft Purchase Agreement and the transaction thereunder are fair and reasonable and in the interests of the Company's shareholders as a whole.

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Discloseable
  transaction           : The Aircraft Purchase Agreement constitutes a
                          discloseable transaction of the Company under the Listing Rules as applied by the Stock Exchange. The Company will issue and despatch to its shareholders a circular containing details of the Aircraft Purchase Agreement in compliance with Rule 14.38 of the Listing Rules.


DEFINITIONS

In this announcement, unless the context otherwise requires, the following terms shall have the following meanings:

"AIRBUS SAS"              means Airbus SAS, created and existing under the laws
                          of France;

"AIRCRAFT"                means five A319 aircraft (with engines) being
                          purchased by the Company from Airbus SAS;

"AIRCRAFT PURCHASE        means an agreement dated 16th March, 2005 between the
  AGREEMENT"              Company and Airbus SAS in respect of the purchase by
                          the Company of the Aircraft from Airbus SAS;

"COMPANY"                 means (CHINESE CHARACTERS) (China Eastern Airlines
                          Corporation Limited), a joint stock limited company incorporated in the People's Republic of China with limited liability, whose H shares, A shares and American depositary shares are listed on the Stock
                          Exchange, the Shanghai Stock Exchange and the New York
                          Stock Exchange, Inc., respectively;

"DIRECTORS"               means the directors of the Company;

"HK$"                     means Hong Kong dollar, the lawful currency of Hong
                          Kong;

"HONG KONG"               means the Hong Kong Special Administrative Region of
                          the People's Republic of China;

"LISTING RULES"           means the Rules Governing the Listing of Securities on
                          The Stock Exchange of Hong Kong Limited;

"RMB"                     means Renminbi, the lawful currency of the People's
                          Republic of China;

"STOCK EXCHANGE"          means The Stock Exchange of Hong Kong Limited.


                                         By order of the board of the Directors
                                                  CHINA EASTERN AIRLINES
                                                    CORPORATION LIMITED
                                                        LUO ZHUPING
                                              Director and Company Secretary

The Directors as at the date of this announcement are:

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Li Fenghua (Chairman, Executive Director)
Ye Yigan (Non-executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)


Shanghai, the People's Republic of China
17th March, 2005

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